Exhibit 5.1 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

May 7, 2018

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Apptio, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,526,776 shares of your Class A common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 2,105,647  shares of Class A common stock to be issued under the 2016 Equity Incentive Plan; and (ii) 421,129 shares of  Class A common stock to be issued under the 2016 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

SMN:jaw

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